EXHIBIT 99.1

The Chemours Company Reports Solid Fourth Quarter and Full Year 2021 Results, Provides Strong Full Year 2022 Outlook

Broad strength despite logistics and pandemic related headwinds – full year 2022 outlook targets continued earnings growth and strong free cash flow generation

Wilmington, Del., February 10, 2022 -- The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions, today announces its financial results for the fourth quarter and full year 2021.

Full Year 2021 Results

•	Net Sales of $6.3 billion, up 28% year-over-year
•	Net Income of $608 million with EPS[1] of $3.60, up $2.28 year-over-year
•	Adjusted Net Income* of $674 million with Adjusted EPS* of $4.00, up $2.02 year-over-year
•	Adjusted EBITDA* of $1,313 million, up 49% year-over-year
•	Free Cash Flow* of $543 million
•	Repurchased $173 million of stock, including $93 million in Q4, and reduced debt by $204 million

Fourth Quarter 2021 Results & Highlights

•	Net Sales of $1.6 billion, up 18% year-over-year
•	Net Income of $233 million with EPS of $1.40, up $1.29 year-over-year
•	Adjusted Net Income* of $135 million with Adjusted EPS* of $0.81, up $0.20 year-over-year
•	Adjusted EBITDA* of $307 million, up 25% year-over-year
•	On February 9, 2022, the company's Board of Directors approved a first quarter dividend of $0.25 per share
•	Launched ChemFEST school partnership to expand commitment to early STEM education in our communities
•	Completed the sale of Mining Solutions for $521 million[2]

Full Year 2022 Outlook

•	Adjusted EBITDA* between $1.3 billion and $1.425 billion, up 8% from FY2021 at the midpoint, after considering the divestiture of Mining Solutions in 2021[2]
•	Adjusted EPS* between ~$4.07 and $4.70
•	Free Cash Flow* of greater than $500 million, including CAPEX of ~$400 million
•	Anticipate completing the remainder of our share repurchase authorization in mid-2022[3]

"I’m extremely proud of the results our teams around the world delivered, despite the challenges and uncertainties of 2021. Consistently, in the face of demanding circumstances, we continue to meet our commitments to customers, supply chain partners, and the communities in which we operate while delivering on our financial goals,” said Chemours President and CEO Mark Newman. “I want to thank all 6,400 of our employees for their continued commitment to excellence, our customers for their loyalty, and our global leadership team for pushing us all to greater heights. Building on a firm foundation, I am excited to lead us into the next chapter of our company – ‘Chemours 2.0’ – as we look to realize the full potential of our businesses. I look forward to beginning this journey by engaging even more deeply with all of our stakeholders in early 2022.”

[1]	Earnings per share (EPS) on diluted basis
[2]	The proceeds received from the Mining Solutions transaction were approximately 10 times the 2021 Adjusted EBITDA contributed by the business
[3]	As of December 31, 2021, we had $251 million remaining on the existing share repurchase authorization

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures (Unaudited)”

EXHIBIT 99.1

2021 Net Sales were $6.3 billion, up 28%, or $1.4 billion, from 2020. Net Sales rose on a year-over-year basis as global demand recovered from 2020 pandemic lows.

2021 Net Income of $608 million resulted in EPS of $3.60. Adjusted Net Income rose 105% to $674 million, while Adjusted EPS rose $2.02 to $4.00 for the full year. Adjusted EBITDA for 2021 was $1,313 million, up 49% from 2020. Free cash flow was $543 million, demonstrating the ability of the company to convert earnings to cash consistently across economic cycles.

Fourth quarter 2021 Net Sales were $1.6 billion, 18% higher than the prior-year quarter. Volume and price were positive contributors to the improved results on a year-over-year basis.

Fourth quarter Net Income was $233 million, resulting in EPS of $1.40. Adjusted Net Income was $135 million. Adjusted EPS was $0.81, up $0.20 vs. the prior-year quarter. Adjusted EBITDA for the fourth quarter 2021 was $307 million in comparison to $246 million in the prior-year fourth quarter, a result of higher pricing offset partially by lower volumes and cost headwinds related to raw material cost inflation and logistics. Currency was a slight headwind in the quarter.

Titanium Technologies (TT)

Creating a winning customer value proposition behind our world-class Ti-Pure™ operations

Titanium Technologies segment Net Sales for the full year were $3.4 billion, up $1.0 billion, or 40%, from the full year 2020 as demand recovered across all end markets and geographies from pandemic levels. Volume rose 28% while price rose 10%. Volume and price were positive across all three of our main sales channels and geographies. Currency was a modest 2% tailwind for the year. Segment Adjusted EBITDA rose $299 million to $809 million, as higher Net Sales more than offset cost headwinds. Segment Adjusted EBITDA margins rose 300bps to 24% for the full year.

Titanium Technologies segment Net Sales in the fourth quarter were $865 million, up 25% in comparison to $691 million in the prior-year quarter. Volume rose 6% vs. the prior-year quarter in spite of ore and logistics constraints. Price rose 19% on a year-over-year basis, and 5% on a sequential basis, reflecting strength across all three of our Ti-Pure™ selling channels. Segment Adjusted EBITDA increased 33% to $198 million from the prior-year period, resulting in segment Adjusted EBITDA margins of 23%. We exited 2021 having fully regained the share lost on installation of our TVS strategy.

Chemours’ TVS strategy continues to provide customers with a market leading combination of product quality and supply certainty - enabled by our world-class pigment technology.

Thermal & Specialized Solutions (TSS)

Driving innovation in low GWP solutions to support customers’ transition to more sustainable products

Thermal & Specialized Solutions segment Net Sales for the full year 2021 were $1.3 billion, up $152 million, or 14%, from 2020 driven by improved demand across most refrigerant markets and geographies, partially offset by auto OEM demand headwinds related to semiconductor shortages. Volume rose 9% while price contributed 4%. Currency was a slight 1% tailwind. Segment Adjusted EBITDA improved $58 million to $412 million with full year margins of 33% improving from 2020 levels as stronger stationary pricing more than offset contractual price downs and raw material inflation, as well as costs related to Winter Storm Uri at the start of the year.

Segment Net Sales in the fourth quarter were $295 million, an 8% increase vs. the prior-year quarter. Volume was down 11% in the quarter, as the impact of reduced auto OEM demand related to semiconductor shortages offset stronger demand in other markets. Price contributed 19% to the improved top line results on a year-over-year basis and rose 4% on a sequential basis reflecting market momentum exiting the year. Fourth quarter segment Adjusted EBITDA of $97 million resulted in strong fourth quarter margins of 33%.

Customer demand and market adoption of low GWP Opteon™ refrigerants remains strong – with several new strategic partnerships and the launch of Opteon™ 1150 in 2021. TSS remains well positioned to help customers transition from HFC refrigerants.

EXHIBIT 99.1

Advanced Performance Materials (APM)

Creating a clean energy and advanced electronics powerhouse

Advanced Performance Materials delivered record top and bottom line performance in 2021. Full year 2021 Net Sales of $1.4 billion increased by $293 million, or 27%, from 2020. Strong demand contributed to a 20% improvement in volumes vs. 2020, while price rose 4%. Currency was a tailwind of 3% for the full year. Sales performance was strong across all end markets and geographies. Full year 2021 Adjusted EBITDA of $261 million was up 107% on a year-over-year basis, resulting in full year Adjusted EBITDA margins of 19%, reflecting the high operating leverage of the segment.

Advanced Performance Materials segment Net Sales in the fourth quarter were $346 million vs. $279 million in the prior-year quarter, an increase of 24%. Strong year-over-year sales growth in the quarter was driven by demand across the entire breadth of the portfolio as demand continues to exceed our ability to supply. Volume and price contributed 15% and 10%, respectively, to the strong results, with currency turning to a minor headwind after being a slight tailwind for most of the year. Sequential volume declined in line with seasonal expectations by 6%, while price rose 4% reflecting the continued pace of demand. Segment Adjusted EBITDA of $65 million was up 160% vs. the prior-year quarter and Adjusted EBITDA margins of 19% were in-line with our segment margin goal for the full year.

APM technologies are fundamental to the future of clean energy and advanced electronics – and we continue to invest behind these key growth themes.

Chemical Solutions

Focused on a world-class Glycolic Acid franchise

As previously announced, we completed the sale of our Mining Solutions business to Draslovka in December of 2021.

Full year 2021 Net Sales of $336 million declined 6% from $358 million in 2020, as the impact of improved price and volume was more than offset by the impact of portfolio changes. Full year 2021 Adjusted EBITDA was $51 million, down from $73 million in 2020.

Chemical Solutions segment Net Sales in the fourth quarter of $69 million declined 27% from $95 million in the prior-year quarter as the benefit of higher price and volume was more than offset by the impact of portfolio changes. Segment Adjusted EBITDA was $8 million, down from $28 million in the prior-year fourth quarter.

The mid-fourth quarter closing of the Mining Solutions transaction impacted our full year and fourth quarter 2021 Adjusted EBITDA, which we estimate to be approximately $10 million, both on a consolidated and a Chemical Solutions segment basis.

Corporate and Other

Corporate and Other was an offset to Adjusted EBITDA of $220 million for the full year 2021 in comparison to a $184 million offset in the prior year driven primarily by increased legacy environmental remediation and higher performance-based compensation.

Corporate and Other was an offset to fourth quarter 2021 adjusted EBITDA of $61 million, level with $61 million in the prior-year fourth quarter.

EXHIBIT 99.1

Liquidity

As of December 31, 2021, consolidated gross debt was $3.8 billion. Debt, net of $1.5 billion cash, was $2.3 billion, resulting in a net leverage ratio of approximately 1.8x times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $2.3 billion, comprised of $1.5 billion cash, and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities was $820 million in 2021, up $13 million from the prior year. Capital expenditures were $277 million, lower than originally projected due to project delays driven by logistics and material/labor availability in 2021.

Free Cash Flow for the year 2021 was $543 million vs. $540 million in 2020. Over the course of 2021, we repaid $204 million of debt principal, funded our $100 million escrow payment per the MOU with DuPont and Corteva, and repurchased $173 million of stock.

Cash provided by operating activities for the fourth quarter of 2021 was $214 million vs. $353 million in the prior-year quarter. Capital expenditures for the fourth quarter 2021 were $83 million vs. $53 million in the prior-year fourth quarter. Free Cash Flow for the fourth quarter of 2021 was $131 million vs. $300 million in the prior-year quarter. During the quarter, we repaid $70 million of debt principal and repurchased $93 million of common stock.

Outlook

The company expects to deliver 2022 Adjusted EBITDA within a range of $1.3 billion to $1.425 billion. Adjusted EPS is projected to be between $4.07 and $4.70. The company expects Free Cash Flow of greater than $500 million, inclusive of approximately $400 million of capital expenditures.

Mr. Newman concluded, “The work our teams have done, and the results we have delivered in 2021, built the momentum for stronger results in 2022. Our outlook reflects our belief in a continued economic recovery from the challenges caused by the global pandemic, and a normalization of supply chains early in 2022. We remain committed to driving top-line growth, improving the underlying earnings quality of the business, capturing the significant secular growth potential of our core businesses, and working closely with our customers to solve the world’s most challenging problems.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on February 11, 2022, at 8:30 AM EST. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration, and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The company has approximately 6,400 employees and 29 manufacturing sites serving approximately 3,200 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is still being determined and to date has included significant volatility in financial and commodity markets and a severe disruption in economic activity. The public and private sector response has led to travel restrictions, temporary business closures, quarantines, stock market volatility, and interruptions in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2021. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
SVP, Chief Development Officer
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations and Financial Communications Manager
+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2021	2020	2019
Net sales	$6,345	$4,969	$5,526
Cost of goods sold	4,964	3,902	4,463
Gross profit	1,381	1,067	1,063
Selling, general, and administrative expense	592	527	548
Research and development expense	107	93	80
Restructuring, asset-related, and other charges	6	80	87
Total other operating expenses	705	700	715
Equity in earnings of affiliates	43	23	29
Interest expense, net	(185)	(210)	(208)
Loss on extinguishment of debt	(21)	(22)	—
Other income (expense), net	163	21	(293)
Income (loss) before income taxes	676	179	(124)
Provision for (benefit from) income taxes	68	(40)	(72)
Net income (loss)	608	219	(52)
Net income (loss) attributable to Chemours	$608	$219	$(52)
Per share data
Basic earnings (loss) per share of common stock	$3.69	$1.33	$(0.32)
Diluted earnings (loss) per share of common stock	3.60	1.32	(0.32)

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,451	$1,105
Accounts and notes receivable, net	720	511
Inventories	1,099	939
Prepaid expenses and other	75	78
Total current assets	3,345	2,633
Property, plant, and equipment	9,232	9,582
Less: Accumulated depreciation	(6,078)	(6,108)
Property, plant, and equipment, net	3,154	3,474
Operating lease right-of-use assets	227	236
Goodwill	102	153
Other intangible assets, net	6	14
Investments in affiliates	169	167
Restricted cash and restricted cash equivalents	100	—
Other assets	447	405
Total assets	$7,550	$7,082
Liabilities
Current liabilities:
Accounts payable	$1,162	$844
Compensation and other employee-related cost	173	107
Short-term and current maturities of long-term debt	25	21
Current environmental remediation	173	95
Other accrued liabilities	325	375
Total current liabilities	1,858	1,442
Long-term debt, net	3,724	4,005
Operating lease liabilities	179	194
Long-term environmental remediation	389	295
Deferred income taxes	49	36
Other liabilities	269	295
Total liabilities	6,468	6,267
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 191,860,159 shares issued and 161,046,732 shares outstanding at December 31, 2021; 190,239,883 shares issued and 164,920,648 shares outstanding at December 31, 2020)	2	2
Treasury stock, at cost (30,813,427 shares at December 31, 2021; 25,319,235 at December 31, 2020)	(1,247)	(1,072)
Additional paid-in capital	944	890
Retained earnings	1,746	1,303
Accumulated other comprehensive loss	(364)	(310)
Total Chemours stockholders’ equity	1,081	813
Non-controlling interests	1	2
Total equity	1,082	815
Total liabilities and equity	$7,550	$7,082

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net income (loss)	$608	$219	$(52)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	317	320	311
Gain on sales of assets and businesses	(115)	(8)	(10)
Equity in earnings of affiliates, net	(11)	—	(3)
Loss on extinguishment of debt	21	22	—
Amortization of debt issuance costs and issue discounts	9	9	9
Deferred tax benefit	(77)	(120)	(165)
Asset-related charges	—	22	43
Stock-based compensation expense	34	16	19
Net periodic pension cost	6	14	381
Defined benefit plan contributions	(17)	(21)	(19)
Other operating charges and credits, net	18	(22)	(2)
Decrease (increase) in operating assets:
Accounts and notes receivable	(225)	175	191
Inventories and other operating assets	(202)	126	116
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	454	55	(169)
Cash provided by operating activities	820	807	650
Cash flows from investing activities
Purchases of property, plant, and equipment	(277)	(267)	(481)
Acquisition of business, net	—	—	(10)
Proceeds from sales of assets and businesses, net of cash divested	508	5	9
Proceeds from life insurance policies	1	1	1
Foreign exchange contract settlements, net	(12)	27	(2)
Cash provided by (used for) investing activities	220	(234)	(483)
Cash flows from financing activities
Proceeds from issuance of debt	650	800	—
Proceeds from accounts receivable securitization facility	—	12	128
Repayments on accounts receivable securitization facility	—	(122)	(18)
Proceeds from revolving loan	—	300	150
Repayments on revolving loan	—	(300)	(150)
Debt repayments	(854)	(943)	(19)
Payments related to extinguishment of debt	(18)	(16)	—
Payments of debt issuance costs	(11)	(10)	—
Payments on finance leases	(10)	(6)	(3)
Deferred acquisition-related consideration	—	(10)	—
Purchases of treasury stock, at cost	(173)	—	(322)
Proceeds from exercised stock options, net	23	16	9
Payments related to tax withholdings on vested stock awards	(2)	(2)	(30)
Payments of dividends to the Company's common shareholders	(164)	(164)	(164)
Distributions to non-controlling interest shareholders	(1)	(4)	—
Cash used for financing activities	(560)	(449)	(419)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(34)	38	(6)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	446	162	(258)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	1,105	943	1,201
Cash, cash equivalents, restricted cash, and restricted cash equivalents at December 31,	$1,551	$1,105	$943

Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$180	$208	$204
Income taxes, net of refunds	149	78	85
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$89	$31	$85
Obligations incurred under build-to-suit lease arrangement	—	—	40
Non-cash financing arrangements	—	16	11
Treasury stock repurchased, not settled	4	—	—
Deferred payments related to acquisition of business	—	—	15

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2021	2020	(Decrease)	2021	(Decrease)
Titanium Technologies	$865	$691	$174	$908	$(43)
Thermal & Specialized Solutions	295	272	23	318	(23)
Advanced Performance Materials	346	279	67	356	(10)
Chemical Solutions	69	95	(26)	98	(29)
Total Net Sales	$1,575	$1,337	$238	$1,680	$(105)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2021	2020	(Decrease)	2021	(Decrease)
Titanium Technologies	$198	$149	$49	$223	$(25)
Thermal & Specialized Solutions	97	105	(8)	105	(8)
Advanced Performance Materials	65	25	40	71	(6)
Chemical Solutions	8	28	(20)	15	(7)
Corporate and Other	(61)	(61)	—	(42)	(19)
Total Adjusted EBITDA	$307	$246	$61	$372	$(65)

Adjusted EBITDA Margin	19%	18%		22%

Quarterly Change in Net Sales from the three months ended December 31, 2020
	December 31, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,575	18%	16%	5%	—%	(3)%

Titanium Technologies	$865	25%	19%	6%	—%	—%
Thermal & Specialized Solutions	295	8%	19%	(11)%	—%	—%
Advanced Performance Materials	346	24%	10%	15%	(1)%	—%
Chemical Solutions	69	(27)%	8%	14%	—%	(49)%

Quarterly Change in Net Sales from the three months ended September 30, 2021
	December 31, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2021	Price	Volume	Currency	Portfolio
Total Company	$1,575	(6)%	4%	(8)%	—%	(2)%

Titanium Technologies	$865	(5)%	5%	(10)%	—%	—%
Thermal & Specialized Solutions	295	(7)%	4%	(11)%	—%	—%
Advanced Performance Materials	346	(3)%	4%	(6)%	(1)%	—%
Chemical Solutions	69	(30)%	(4)%	2%	—%	(28)%

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales
	Year Ended December 31,		Increase /
	2021	2020	(Decrease)
Titanium Technologies	$3,355	$2,402	$953
Thermal & Specialized Solutions	1,257	1,105	152
Advanced Performance Materials	1,397	1,104	293
Chemical Solutions	336	358	(22)
Total Net Sales	$6,345	$4,969	$1,376

Segment Adjusted EBITDA
	Year Ended December 31,		Increase /
	2021	2020	(Decrease)
Titanium Technologies	$809	$510	$299
Thermal & Specialized Solutions	412	354	58
Advanced Performance Materials	261	126	135
Chemical Solutions	51	73	(22)
Corporate and Other	(220)	(184)	(36)
Total Adjusted EBITDA	$1,313	$879	$434

Adjusted EBITDA Margin	21%	18%

Change in Net Sales from the year ended December 31, 2020
	December 31, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2020	Price	Volume	Currency	Portfolio
Total Company	$6,345	28%	7%	21%	2%	(2)%

Titanium Technologies	$3,355	40%	10%	28%	2%	—%
Thermal & Specialized Solutions	1,257	14%	4%	9%	1%	—%
Advanced Performance Materials	1,397	27%	4%	20%	3%	—%
Chemical Solutions	336	(6)%	7%	13%	—%	(26)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Net income attributable to Chemours	$233	$19	$214	$608	$219
Non-operating pension and other post-retirement employee benefit (income) cost	(2)	1	(2)	(9)	(1)
Exchange (gains) losses, net	(5)	(2)	(3)	(3)	26
Restructuring, asset-related, and other charges (1)	3	43	3	6	80
Loss on extinguishment of debt	1	22	20	21	22
Gain on sales of assets and businesses (2,3)	(113)	(8)	(1)	(115)	(8)
Natural disasters and catastrophic events (4)	2	—	—	21	—
Transaction costs	(3)	—	2	4	2
Qualified spend recovery (5)	(8)	—	(12)	(20)	—
Legal and environmental charges (6,7)	11	37	11	230	49
Adjustments made to income taxes (8)	(3)	9	(14)	(27)	(23)
Provision for (benefit from) income taxes relating to reconciling items (9)	19	(18)	(4)	(42)	(37)
Adjusted Net Income (10)	135	103	214	674	329
Interest expense, net	43	50	45	185	210
Depreciation and amortization	76	80	78	317	320
All remaining provision for income taxes (10)	53	13	35	137	20
Adjusted EBITDA	$307	$246	$372	$1,313	$879

Adjusted effective tax rate (10)	28%	11%	14%	17%	6%
(1)

Includes restructuring, asset-related, and other charges, which are discussed in further detail in “Note 7 – Restructuring, Asset-related, and Other Charges” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)

The three months and year ended December 31, 2021 include a net pre-tax gain on sale of $112 associated with the sale of the Mining Solutions business of our Chemical Solutions segment which is further discussed in “Note 4 – Acquisitions and Divestitures” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

The year ended December 31, 2020 includes a gain of $6 associated with the sale of our Oakley, California site, which was contingent upon the completion of certain environmental remediation activities at the site.

(4)	Natural disasters and catastrophic events pertains to the total cost of plant repairs and utility charges in excess of historical averages caused by Winter Storm Uri.
(5)

Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 22 – Commitments and Contingent Liabilities" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(6)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. The year ended December 31, 2020 includes $29 of charges in connection with our portion of the costs to settle PFOA multi-district litigation in Ohio. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for further details.

(7)

In 2021, environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. For the year ended December 31, 2021, environmental charges include $169 related to the construction of the barrier wall, operation of the groundwater extraction and treatment system, and long-term enhancements to the old outfall treatment system at Fayetteville. In 2020, environmental charges pertains to management’s assessment of estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for further details.

(8)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(9)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(10)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Numerator:
Net income attributable to Chemours	$233	$19	$214	$608	$219
Adjusted Net Income	135	103	214	674	329
Denominator:
Weighted-average number of common shares outstanding - basic	162,982,696	165,056,160	165,113,024	164,943,575	164,681,827
Dilutive effect of the Company's employee compensation plans	3,790,789	3,031,379	3,841,670	3,754,864	1,664,702
Weighted-average number of common shares outstanding - diluted	166,773,485	168,087,539	168,954,694	168,698,439	166,346,529

Basic earnings per share of common stock	$1.43	$0.12	$1.30	$3.69	$1.33
Diluted earnings per share of common stock	1.40	0.11	1.27	3.60	1.32
Adjusted basic earnings per share of common stock	0.83	0.62	1.30	4.09	2.00
Adjusted diluted earnings per share of common stock	0.81	0.61	1.27	4.00	1.98

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In millions, except per share amounts)

2022 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	Year Ended December 31, 2022
	Low	High
Net income attributable to Chemours	$670	$775
Restructuring, transaction, and other costs, net	—	—
Adjusted Net Income	670	775
Interest expense, net	170	170
Depreciation and amortization	310	310
All remaining provision for income taxes	150	170
Adjusted EBITDA	$1,300	$1,425

Weighted-average number of common shares outstanding - basic (1)	161.0	161.0
Dilutive effect of the Company's employee compensation plans (2)	3.8	3.8
Weighted-average number of common shares outstanding - diluted	164.8	164.8

Basic earnings per share of common stock	$4.16	$4.81
Diluted earnings per share of common stock (3)	4.07	4.70
Adjusted basic earnings per share of common stock	4.16	4.81
Adjusted diluted earnings per share of common stock (3)	4.07	4.70
(1)

The Company’s estimates for the weighted-average number of common shares outstanding – basic reflect the Company’s shares outstanding as of December 31, 2021, which is carried forward for the projection period.

(2)

The Company’s estimates for the dilutive effect of the Company’s employee compensation plans reflect the dilutive effect for the three months ended December 31, 2021, which is carried forward for the projection period.

(3)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Mining Solutions Adjusted EBITDA Contribution to Mining Solutions Income Before Income Taxes Reconciliation

Year Ended December 31, 2021
Mining Solutions Adjusted EBITDA contribution	$52
Corporate allocation	(13)
Depreciation and amortization	(6)
Restructuring, asset-related, and other charges	7
Gain on sales of assets and businesses (1)	112
Transaction and other costs	(2)
Mining Solutions income before income taxes	$150
(1)	Gain on sales of assets and business includes transaction costs allocated from corporate related to the sale of the Mining Solutions business.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Cash provided by operating activities	$214	$353	$311	$820	$807
Less: Purchases of property, plant, and equipment	(83)	(53)	(67)	(277)	(267)
Free Cash Flows	$131	$300	$244	$543	$540

2022 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2022
Cash flow provided by operating activities	$	>900
Less: Purchases of property, plant, and equipment		~(400)
Free Cash Flows	$	>500
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Year Ended December 31,
	2021	2020
Adjusted EBITDA (1)	$1,313	$879
Less: Depreciation and amortization	(317)	(320)
Adjusted EBIT	$996	$559

	As of December 31,
	2021	2020
Total debt, net (2)	$3,749	$4,026
Total equity	1,082	815
Less: Cash and cash equivalents	(1,451)	(1,105)
Invested capital, net	$3,380	$3,736
Average invested capital (3)	$3,705	$3,895

Return on Invested Capital	27%	14%
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.

(2)	Total debt, net is net of unamortized issue discounts of $5 and $7 and debt issuance costs of $28 and $28 at December 31, 2021 and 2020, respectively.
(3)	Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of December 31,
	2021	2020
Total debt principal	$3,782	$4,061
Less: Cash and cash equivalents	(1,451)	(1,105)
Total debt principal, net	$2,331	$2,956

	Year Ended December 31,
	2021	2020
Adjusted EBITDA (1)	$1,313	$879

Net Leverage Ratio	1.8x	3.4x
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.